Exhibit 99.1

Mesa Labs Reports Record Net Income and Revenues

Lakewood, Colorado, June 1, 2015 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record net income and revenues for the year ended March 31, 2015.

Highlights:

●	Revenues for the fourth quarter increased 18 percent to $18,560,000 as compared to the same quarter last year
●	Revenues for the year ended March 31, 2015 increased 35 percent to $71,330,000 as compared to last year
●	Non-GAAP adjusted net income for the year ended March 31, 2015 increased 13 percent to $12,502,000[1] or $3.43 per diluted share of common stock as compared to last year
●	Operating income for the year ended March 31, 2015 increased 35 percent to $15,864,000 as compared to last year
●	Net income for the year ended March 31, 2015 increased six percent to $9,583,000 or $2.63 per diluted share of common stock as compared to last year

Revenues for the fourth quarter increased 18 percent to $18,560,000 as compared to $15,714,000 for the same quarter last year. Operating income for the fourth quarter increased 23 percent to $4,202,000 as compared to $3,421,000 for the same quarter last year. Net income for the fourth quarter decreased 35 percent to $2,239,000 or $0.61 per diluted share of common stock as compared to $3,462,000 or $0.95 per diluted share of common stock for the same quarter last year. Net income for the fourth quarter ended March 31, 2014 was impacted by an unusual item consisting of a $1,020,000 gain, before tax, related to the reduction of our estimate of contingent consideration payable under the Bios Agreement.

Revenues for the year ended March 31, 2015 increased 35 percent to $71,330,000 as compared to $52,724,000 last year. Operating income for the year ended March 31, 2015 increased 35 percent to $15,864,000 as compared to $11,785,000 last year. Net income for the year ended March 31, 2015 increased six percent to $9,583,000 or $2.63 per diluted share of common stock as compared to $9,000,000 or $2.49 per diluted share of common stock last year. Net income for the year ended March 31, 2015 was impacted by an unusual item consisting of $460,000 (before tax) of expenses associated with uncollected sales tax liabilities. Net income for the year ended March 31, 2014 was impacted by a net gain of $80,000 (before tax) of unusual items, comprised of a $1,020,000 gain related to the reduction of our estimate of contingent consideration payable under the Bios Agreement and a $468,000 gain related to the sale of the Nusonics product line which was mostly offset by a $1,408,000 expense for uncollected sales tax liabilities.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the fourth quarter decreased 30 percent to $2,930,000 or $0.80 per diluted share of common stock as compared to $4,188,000 or $1.15 per diluted share of common stock for the same quarter last year. Adjusted net income for the year ended March 31, 2015 increased 13 percent to $12,502,000 or $3.43 per diluted share of common stock as compared to $11,046,000 or $3.06 per diluted share of common stock last year. Adjusted net income for the fourth quarter ended March 31, 2014 and the years ended March 31, 2015 and 2014 was impacted by the same items noted above.

"An 18 percent increase in revenues for Mesa’s fiscal fourth quarter capped off an excellent growth year for Mesa, in which we saw revenues up 35 percent overall," said John J. Sullivan, President and Chief Executive Officer. "I am especially pleased that the revenues increase for the year was a combination of eight percent organic growth and 27 percent acquisition related growth. All of Mesa’s three divisions saw significant double digit revenues growth during the year. While Mesa’s adjusted net income grew 13 percent for the year, compared to last year, adjusted net income for both the year and especially for the quarter were negatively impacted by a large swing in the effective tax rate and the one-time gain mentioned above. Mesa’s core profitability remained strong, with operating income increasing 23 percent in the fourth quarter and 35 percent for the full year."

"Looking forward, I am excited about Mesa’s prospects for fiscal 2016 and beyond," continued John Sullivan. “The business acquisitions that we have completed during the past two fiscal years have significantly expanded Mesa’s product lines, ushered us into new markets and allowed us to expand revenues and profits significantly. With the integration of these businesses behind us, I am confident that our financial performance will continue to improve. Among the major initiatives for the upcoming year are the implementation of a new Enterprise Resource Planning (ERP) system, further build-out of our European direct sales organization and the introduction of new products by all of our Divisions. As always, we will continue to focus on profitable growth based on expanding our distribution channels, introducing new products to our markets and seeking our additional business acquisition."

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited, except for the information as of and for the years ended March 31, 2015 and 2014)

Consolidated Statements of Income

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2015	2014	2015	2014
Revenues	$18,560	$15,714	$71,330	$52,724
Cost of revenues	7,048	6,129	27,938	21,036
Gross profit	11,512	9,585	43,392	31,688
Operating expenses	7,310	6,164	27,528	19,903
Operating income	4,202	3,421	15,864	11,785
Other (expense) income, net	(203)	1,002	(517)	1,318
Earnings before income taxes	3,999	4,423	15,347	13,103
Income taxes	1,760	961	5,764	4,103
Net income	$2,239	$3,462	$9,583	$9,000

Net income per share (basic)	$0.63	$1.00	$2.72	$2.61
Net income per share (diluted)	0.61	0.95	2.63	2.49

Weighted average common shares outstanding:
Basic	3,542	3,463	3,521	3,445
Diluted	3,657	3,649	3,650	3,611

Consolidated Balance Sheets
(Amounts in thousands)	March 31, 2015	March 31, 2014
Cash and cash equivalents	$2,034	$5,575
Other current assets	27,588	20,991
Total current assets	29,622	26,566
Property, plant and equipment, net	9,598	7,680
Other assets	78,100	63,283
Total assets	$117,320	$97,529

Liabilities	$43,841	$33,196
Stockholders’ equity	73,479	64,333
Total liabilities and stockholders’ equity	$117,320	$97,529

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2014	2013	2015	2014
Net income	$2,239	$3,462	$9,583	$9,000
Amortization of intangible assets, net of tax	691	726	2,919	2,046
Adjusted net income	$2,930	$4,188	$12,502	$11,046

Adjusted net income per share (basic)	$0.83	$1.21	$3.55	$3.21
Adjusted net income per share (diluted)	0.80	1.15	3.43	3.06

Weighted average common shares outstanding:
Basic	3,542	3,463	3,521	3,445
Diluted	3,657	3,649	3,650	3,611

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into three divisions across six physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," “project,” "intend," “anticipate,” "estimate," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2014, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.